EXHIBIT 99.1

Progenics Pharmaceuticals, Inc. 777 Old Saw Mill River Road Tarrytown, NY 10591 914-789-2800 www.progenics.com

PROGENICS PHARMACEUTICALS ANNOUNCES THE APPOINTMENT OF
 KAREN FERRANTE, M.D. TO ITS BOARD OF DIRECTORS

TARRYTOWN, NY, January 29, 2014 – Progenics Pharmaceuticals, Inc. (NASDAQ:PGNX), an oncology company focused on the development of innovative approaches to targeting and treating cancer, announced today that Karen Ferrante, M.D., a healthcare industry leader with more than two decades of experience in the areas of oncology and clinical research and development, has been elected to its Board of Directors. Most recently Dr. Ferrante held the positions of Chief Medical Officer and was a Head of R & D at Millennium, The Takeda Oncology Company, and Oncology Therapeutic Area Head at Takeda Pharmaceutical Company.

"Karen's extensive experience in oncology and clinical development supports our strategic focus in late stage oncology and complements the areas of expertise of our current Board members," said Mark R. Baker, Chief Executive Officer. "Karen's election rounds out this talented and dedicated group upon whom we rely to guide us toward our goal of becoming a pre-eminent oncology company."

"The appointment of Karen to our Board is further evidence of our commitment to building our presence in the oncology space; to improving the lives of the patients and families touched by this disease and, in doing so, create value for our shareholders," said Peter Crowley, Chairman of the Board of Progenics.

Dr. Ferrante held senior positions at Millennium Pharmaceuticals and its parent company, Takeda Pharmaceuticals, most recently as Oncology Therapeutic Area and Cambridge USA Site Head. She held positions of increasing responsibility at Pfizer Global Research & Development, culminating as Vice President, Oncology Development. Dr. Ferrante began her career in the pharmaceutical industry as Associate Director of Clinical Oncology at Bristol-Myers Squibb Company. For more than a decade prior, she was at the New England Deaconess Hospital in Boston (Beth Israel Deaconess), where she completed her internship and residency in internal medicine followed by her fellowship in hematology and oncology. While at the Beth Israel Deaconess Hospital, she served as Clinical Instructor and Clinical Fellow in Medicine at the Harvard Medical School.

Dr. Ferrante has authored numerous papers in the field of oncology, is an active participant in academic and professional associations and symposia, and holds several patents. Dr. Ferrante holds a B.S. in Chemistry and Biology from Providence College and an M.D. from Georgetown University.

"I am intrigued by Progenics' efforts to successfully develop innovative drug candidates to diagnose, target and treat cancer," said Dr. Ferrante. "I believe that Progenics' efforts may be a catalyst for positive change in current treatment protocols and I look forward to contributing my time and expertise to this worthwhile cancer effort."

About Progenics

Progenics Pharmaceuticals, Inc. is developing innovative medicines for oncology, with a pipeline that includes several product candidates in late-stage clinical development. Progenics' first-in-class PSMA targeted technology platform includes an antibody drug conjugate therapeutic and a small molecule targeted imaging agent, both in Phase 2 clinical trials. Among other assets in its pipeline of targeted radiotherapy and molecular imaging compounds is Azedra™, an ultra-orphan radiotherapy candidate in a registrational trial under a SPA. Progenics' first commercial product, Relistor® (methylnaltrexone bromide) for opioid-induced constipation, is partnered with and marketed by Salix Pharmaceuticals, Inc. Ono Pharmaceutical Co. is developing Relistor in Japan. For additional information, please visit www.progenics.com.

This release may contain projections and other forward-looking statements regarding future events. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and results of clinical trials and other development activities; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; and possible safety or efficacy concerns, general business, financial and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing the information in this release as of its date and does not undertake any obligation to update or revise it, whether as a result of new information, future events or circumstances or otherwise.

Additional information concerning Progenics and its business may be available in press releases or other public announcements and public filings made after this release.

Contacts for Progenics Pharmaceuticals:
Kathleen Fredriksen
Director, Corporate Development
(914) 789-2871
kfredriksen@progenics.com

(PGNX-C)

Editors Note:

For more information, please visit www.progenics.com.